(m)(1)(i)

AMENDED SCHEDULE 1

to the

AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

for

ING VARIABLE PORTFOLIOS, INC.

CLASS S

Name of Fund
ING BlackRock Science and Technology Opportunities Portfolio
ING Emerging Markets Index Portfolio
ING Hang Seng Index Portfolio
ING Index Plus LargeCap Portfolio
ING Index Plus MidCap Portfolio
ING Index Plus SmallCap Portfolio
ING International Index Portfolio
ING Russell™ Large Cap Growth Index Portfolio
ING Russell™ Large Cap Index Portfolio
ING Russell™ Large Cap Value Index Portfolio
ING Russell™ Mid Cap Growth Index Portfolio
ING Russell™ Mid Cap Index Portfolio
ING Russell™ Small Cap Index Portfolio
ING Small Company Portfolio
ING U.S. Bond Index Portfolio
ING WisdomTreeSM Global High-Yielding Equity Index Portfolio